Exhibit 99.1

PRESS RELEASE

Contacts:
Roger G. Stoll, Ph.D.	Damian McIntosh/Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

Cortex Appoints John Benedik to Board of Directors

Irvine, CA, December 2, 2005 — Cortex Pharmaceuticals, Inc. (AMEX: COR) announced that it has appointed John “Jack” Benedik to its Board of Directors and as Chairman of its Audit Committee. Prior to joining Cortex, Mr. Benedik served as a Senior Partner and Firmwide Practice Director for the Metro New York offices of Arthur Andersen.

“Given the current regulatory environment surrounding financial reporting for publicly traded companies, we’re pleased to add Jack’s extensive background in accounting and auditing to the Board of Cortex,” said Roger Stoll, Chairman, President and CEO of Cortex.

Mr. Benedik, a Certified Public Accountant, received his Bachelor’s degree from Fordham College and an MBA from Columbia University Graduate School of Business. He joined Arthur Andersen in 1970 and was admitted to the partnership in 1980. Mr. Benedik spent the first 24 years of his career in the firm’s New York office and also served as Office Managing Partner for Arthur Andersen’s New Jersey practice. His responsibilities as engagement partner included a number of the firm’s largest clients, such as Merck, American Home Products Corporation, C. R. Bard, Johnson & Higgins and Omnicom Group.

Mr. Benedik recently was named to the board of Aeroflex, Inc., where he serves on the Audit and Compensation committees. He also serves on the Executive Board and as Treasurer of the National Conference for Community and Justice – New Jersey.

About Cortex Pharmaceuticals:

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the

AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and Anxiety Disorders. (http://www.cortexpharm.com/)

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